Exhibit 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”), dated as of October 22, 2008, between Arch Capital Group Ltd., a Bermuda corporation (the “Company”), and John C.R. Hele (the “Executive”).

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Accounting Firm” has the meaning set forth in Section 12.10(b).

“Affiliate” means any Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with the Company. For purposes hereof, (a) ”Control” means the ownership, directly or indirectly, of (i) in the case of a corporation, Voting Securities (as defined below) representing 50% or more of the total voting power or value of all the then outstanding Voting Securities of such corporation or (ii) in the case of a partnership, limited liability company, association or other business entity (“Business Entity”), 50% or more of the partnership or other similar ownership interest of such Business Entity; and (b) ”Voting Security” means any security of a corporation which carries the right to vote generally in the election of directors. For purposes of the definition of “Control,” (x) a Person will be deemed to have a 50% or more ownership interest in a Business Entity if such Person is allocated 50% or more of Business Entity gains or losses or controls the managing director or member or general partner of such Business Entity; and (y) ”Controlling” and “Controlled” have meanings correlative thereto.

“Base Salary” has the meaning set forth in Section 4.01.

“Cause” means (a) theft or embezzlement by the Executive with respect to the Company or its Affiliates; (b) malfeasance or gross negligence in the performance of the Executive’s duties; (c) the Executive’s conviction of any felony or any crime involving moral turpitude; (d) willful or prolonged absence from work by the Executive (other than by reason of disability due to physical or mental illness) or failure, neglect or refusal by the Executive to perform his duties and responsibilities; (e) continued and habitual use of alcohol by the Executive to an extent which materially impairs the Executive’s performance of his duties; (f) the Executive’s use of illegal drugs; (g) the Executive’s failure to use his best efforts to obtain, maintain or renew the work permit described in Section 3.02 below; or (h) the material breach by the Executive of any of the covenants contained in this Agreement. Cause shall not exist with respect to items (b), (d), (e), (f), (g) or (h) (other than, in the case of item (h), a breach of Section 11.01) unless and until Executive has been given written notice specifying in detail the circumstances giving rise to the alleged cause, and the Executive shall have failed, within twenty (20) days after such notice, to remedy (or, if such alleged cause cannot be remedied within twenty (20) days, diligently commenced to remedy) the alleged cause.

“Code” has the meaning set forth in Section 12.09.

“Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or its Affiliates in connection with their business. It shall not include information (a) required to be disclosed by court or administrative order or called for in a subpoena or discovery request regular on its face, (b) lawfully obtainable from other sources or which is in the public domain through no fault of the Executive; or (c) the disclosure of which is consented to in writing by the Company.

“Date of Termination” has the meaning set forth in Section 5.06 and Section 5.02.

“Employment Period” has the meaning set forth in Section 2.01 and Section 5.02.

“Good Reason” means, without the Executive’s written consent and subject to the timely notice requirement and the Company’s opportunity to cure set forth in Section 5.05 below, (a) the material diminution of any material duties or responsibilities of the Executive; (b) a material reduction in the Executive’s Base Salary; or (c) any material breach by the Company of the provisions contained in this Agreement.

“Intellectual Property” has the meaning set forth in Section 7.01.

“Notice of Termination” has the meaning set forth in Section 5.05.

“Noncompetition Period” has the meaning set forth in Section 9.01.

“Nonsolicitation Period” has the meaning set forth in Section 9.02.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Permanent Disability” means those circumstances where the Executive is unable to continue to perform the usual customary duties of his assigned job or as otherwise assigned in accordance with the provisions of this Agreement for a period of six (6) months in any twelve (12) month period because of physical, mental or emotional incapacity resulting from injury, sickness or disease. Any questions as to the existence of a Permanent Disability shall be determined by a qualified, independent physician selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

“Reimbursable Expenses” has the meaning set forth in Section 4.04.

“Start Date” has the meaning set forth in Section 2.01.

ARTICLE 2

EMPLOYMENT

SECTION 2.01. Employment. The Company shall employ the Executive, and the Executive shall accept employment with the Company, for the period beginning on April 1, 2009 (the “Start Date”) and ending as provided in Section 5.01 (the “Employment Period”). If the Executive fails to satisfy the condition set forth in the preceding sentence, he shall forfeit all rights hereunder.

ARTICLE 3

POSITION AND DUTIES

SECTION 3.01. Position and Duties. During the Employment Period, the Executive shall serve as Executive Vice President and Chief Financial Officer of the Company and shall have such responsibilities, powers and duties as may from time to time be prescribed by the Board of Directors of the Company; provided that such responsibilities, powers and duties are substantially consistent with those customarily assigned to individuals serving in such positions at comparable companies or as may be reasonably required by the conduct of the business of the Company. During the Employment Period the Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company. The Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or for-profit organization not related to the business of the Company or its Affiliates, whether for compensation or otherwise, without prior written consent of the Company.

SECTION 3.02. Work Permits. The Executive shall use his best efforts to obtain, maintain and renew a suitable (for the purposes of the Executive’s contemplated employment by the Company) work permit by the Bermuda government authorities and any other permits required by any Bermuda government authority. The Company shall be responsible for permit fees, and all other expenses, including legal expenses, in connection with obtaining and maintaining such work permit.

SECTION 3.03. Work Location. While employed by the Company hereunder, the Executive shall perform his duties (when not traveling or engaged elsewhere in the performance of his duties) at the offices of the Company in Bermuda. The Executive shall travel to such places on the business of the Company in such manner and on such occasions as the Company may from time to time reasonably require.

SECTION 3.04. Relocation. The Company shall reimburse the Executive for all reasonable expenses incurred by him (i) in relocating his household items from the Netherlands to the United States and airfare for the Executive and his family to return to the United States from the Netherlands, in each case, subject to the Company’s requirements with respect to reporting and documentation of such expenses; and (ii) in establishing his residence in Bermuda, including costs of temporary housing, leasing or brokerage fees and commissions, and transportation from the Netherlands and within Bermuda; provided, however, that such reimbursement shall be made to the Executive promptly following presentation by the Executive to the Company of required documentation, but in no event later than December 31, 2009. In addition, the Company shall reimburse the Executive for each of the following:  (i) business class airfare for the Executive to travel to and from Bermuda and the Netherlands for the period extending from the Start Date to June 30, 2009 (the “Period”), which reimbursement may be for up to a maximum of two (2) trips per month, (ii) the Executive’s net monthly housing allowance through the Period (currently equal to approximately $12,250 per month) in accordance with the practices of his previous employer, to the extent not paid or reimbursed by his previous employer, and (iii) the costs of tuition and all other education related expenses for the Executive’s children in the Netherlands for the Period (currently equal to approximately $22,500 for a six-month period) in accordance with the practices of his previous employer, to the extent not paid or reimbursed by his previous employer; provided, however, that such reimbursement shall be made to the Executive promptly following presentation by the Executive to the Company of required documentation, but in no event later than December 31, 2009. Upon the termination of Executive’s employment for any reason, the Company shall reimburse the Executive for all reasonable expenses incurred by him for the cost of relocating all of his household items to the United States and airfare for Executive and his family to return to the United States, in each case, subject to the Company’s requirements with respect to reporting and documentation of such expenses; provided, however, that any such expenses must be incurred by the Executive not later than the last day of the calendar year following the calendar year in which the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company occurs, and any such reimbursement shall be made promptly upon presentation by the Executive to the Company of the required documentation and, in all events, no later than the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” with the Company occurs.

ARTICLE 4

BASE SALARY AND BENEFITS

SECTION 4.01. Base Salary. During the Employment Period, the Executive’s base salary will be $600,000 per annum (the “Base Salary”). The Base Salary will be payable bi-monthly on the 15th and last working day of each month in arrears. Annually during the Employment Period the Company shall review with the Executive his job performance and compensation, and if deemed appropriate by the Board of Directors of the Company, in its discretion, the Executive’s Base Salary may be increased. Normal hours of employment are 8:30 a.m. to 5:00 p.m., Monday to Friday. The Executive’s salary has been computed to reflect that his regular duties are likely, from time to time, to require more than the normal hours per week and the Executive shall not be entitled to receive any additional remuneration for work outside normal hours.

SECTION 4.02. Bonuses. In addition to the Base Salary, the Executive shall be eligible to participate in an annual bonus plan on terms set forth from time to time by the Board of Directors of the Company; provided, however, that the Executive’s target annual bonus will be 100% of his Base Salary.

SECTION 4.03. Benefits. In addition to the Base Salary, and any bonuses payable to the Executive pursuant to this Agreement, the Executive shall be entitled to the following benefits during the Employment Period:

(a)          such major medical, life insurance and disability insurance coverage as is, or may during the Employment Period, be provided generally for other senior executive officers of the Company as set forth from time to time in the applicable plan documents;

(b)         in addition to the usual public holidays and eight (8) paid days off for sick leave, a maximum of four (4) weeks of paid vacation annually during the term of the Employment Period (Section 11 of the Bermuda Employment Act 2000 shall otherwise not apply to the Executive’s employment hereunder);

(c)          benefits under any plan or arrangement available generally for the senior executive officers of the Company, subject to and consistent with the terms and conditions and overall administration of such plans as set forth from time to time in the applicable plan documents;

(d)         payment by the Company of the reasonable cost of preparation of annual tax returns and associated tax planning on a basis no less favorable than such arrangements provided to similarly situated senior executives residing in Bermuda, and the cost paid by the Company under this Section 4.03(d) for one calendar year shall be paid by the Company promptly upon presentation by the Executive to the Company of the required documentation and, in all events, not later than the end of the following calendar year;

(e)          payment by the Company of an amount equal to the excess, if any, of the amount of income and employment taxes payable by the Executive for a calendar year to Bermuda, New York and any other governmental taxing authority on the compensation paid to the Executive by the Company over the amount that would have been payable by the Executive on such compensation had he resided in New York for the entire calendar year, such reimbursement to be made promptly upon determination by the Company and, in all events, not later than the last day of the calendar year following the calendar year for which the excess tax was incurred; and

(f)            other fringe benefits customarily provided from time to time during the Employment Period to similarly situated senior executives residing in Bermuda.

SECTION 4.04. Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses (“Reimbursable Expenses”), subject to the Company’s requirements with respect to reporting and documentation of expenses. In addition, the Company will reimburse the Executive, on an after-tax basis, for his reasonable expenses incurred in traveling between Bermuda and the United States during the Employment Period, and such reimbursement shall be made promptly, but in no event later than the end of the calendar year following the calendar year during which the expense was incurred by the Executive.

SECTION 4.05. Stock Options and Restricted Stock. The Executive shall be eligible to participate in the Company’s Long Term and Incentive Share Award Plans (and any similar plan adopted by the Company) under which share-based awards may be awarded by the Board of Directors of the Company in its discretion.

SECTION 4.06. Sign-On Share-Based Awards and Bonus. Subject to approval by the Board of Directors of the Company (“Board Approval”), on the Start Date, the Company shall grant to the Executive an option to acquire 40,000 of the Company’s common shares at an exercise price equal to the closing market price on the Start Date. The other terms of the stock option shall be as set forth in the form of Stock Option Agreement attached hereto as Exhibit A. Subject to Board Approval, on the Start Date, the Company shall also grant to the Executive 25,000 restricted common shares of the Company on the terms set forth in the form of Restricted Stock Agreement attached hereto as Exhibit B. In addition, the Executive would be entitled to a one-time cash bonus equal to the cash bonus he would have received from his former employer under such former employer’s Short Term Incentive Plan for 2008 performance as determined by the Board of Directors of the Company based upon a review of the level of bonuses paid to senior executives of the former employer as publicly reported, which bonus shall be paid to the Executive by the Company within 90 days after such public announcement so long as the Executive is an employee of the Company on the date of payment.

ARTICLE 5

TERM AND TERMINATION

SECTION 5.01. Term. The Employment Period will terminate on the third anniversary of the Start Date; provided that (a) the Employment Period shall terminate prior to such date upon the Executive’s death or Permanent Disability, (b) the Employment Period may be terminated by the Company for any reason prior to such date, and (c) the Employment Period may be terminated by the Executive at any time prior to such date, if such termination shall be for Good Reason. In addition, this Agreement will be automatically extended on the same terms and conditions for successive one year periods following the original term until either the Company or the Executive, at least one hundred eighty (180) days prior to the expiration of the original term or any extended term, shall give written notice of their intention not to renew the Agreement.

SECTION 5.02. Unjustified Termination. Except as otherwise provided in Section 12.09,

if the Employment Period shall be terminated (i) at the end of the Employment Period due to the Company giving written notice of non-extension pursuant to Section 5.01 above, or (ii) prior to the expiration of the original term (or the Employment Period as extended pursuant to Section 5.01) by the Executive for Good Reason or by the Company not for Cause (such terminations under clauses (i) and (ii) of this Section 5.02 are collectively referred to as “Unjustified Terminations”), the Executive shall be paid solely (except as provided in Section 5.04 below or as specifically provided in the Company’s Incentive Compensation Plan or successor plan) an amount equal to the greater of (i) eighteen (18) months of the Base Salary and (ii) the total remaining Base Salary for the Employment Period which would have been paid to the Executive under this Agreement if the Employment Period had not been so terminated, provided the Executive shall be entitled to such payments only if the Executive has not breached and does not breach in any material respect the provisions of Sections 6.01, 7.01, 8.01, 9.01 or 9.02 and the Executive has entered into a general release of claims reasonably satisfactory to the Company on or before the date that is fifty (50) days following the Date of Termination and does not revoke such release prior to the end of the statutory seven (7) day revocation period. Subject to Section 12.09 below, such amounts will be paid as follows:  (A) an amount equal to twelve (12) months of the Base Salary shall be paid in twelve (12) equal installments, the first two (2) of which shall be paid on the date that is two (2) months following the Date of Termination and the next ten (10) of which will be paid in ten (10) equal monthly installments commencing on the date that is three (3) months following the Date of Termination and continuing on each of the next nine (9) monthly anniversaries of the Date of Termination; and (B) the balance of the total amount payable under this Section 5.02 will be paid in a lump sum on the first anniversary of the Date of Termination. In addition, promptly following an Unjustified Termination, the Executive shall also be reimbursed for all Reimbursable Expenses incurred by the Executive prior to such Unjustified Termination. Notwithstanding any provision hereof to the contrary, in order for the Executive to terminate the Employment Period for Good Reason, such termination of employment must occur no later than sixty (60) days after the date the Executive gives written notice in accordance with Section 5.05 below to the Company of the occurrence of the event or condition that constitutes Good Reason. Notwithstanding any provision of this Agreement to the contrary, for purposes of this Section 5.02 and the last sentence of Section 5.04, the Executive will be deemed to have terminated his employment on the date of his “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) with the Company, the Employment Period will be deemed to have ended on the date of his “separation from service” with the Company, and the Date of Termination will be deemed to be the date of his “separation from service” with the Company.

SECTION 5.03. Justified Termination. If the Employment Period shall be terminated (i) prior to the expiration of the original term (or the Employment Period as extended pursuant to Section 5.01) (a) by the Company for Cause, (b) as a result of the Executive’s resignation or leaving of his employment, other than for Good Reason or (c) as a result of the death or Permanent Disability of the Executive, or (ii) at the end of the Employment Period as a result of the Executive’s provision of written notice not to extend the Employment Period under Section 5.01 (such terminations under clauses (i) and (ii) of this Section 5.03 are collectively referred to as “Justified Terminations”), the Executive shall be entitled to receive solely (except as provided in Section 5.04 below or as specifically provided in the Company’s Incentive Compensation Plan or successor plan) his Base Salary earned through the date of termination of employment and reimbursement of all Reimbursable Expenses incurred by the Executive prior to such Justified Termination. If the termination is by reason of the death or Permanent Disability of the Executive, the Executive also shall be entitled to receive a prorated portion of his target annual bonus based on the number of days elapsed in the calendar year through the Date of Termination (offset by any life insurance proceeds received or disability insurance proceeds relating to periods following the date of termination of employment from any insurance coverages provided by the Company or any of its Affiliates), and such amount, if any, shall be paid to the Executive by no later than March 15 of the calendar year following the calendar year of such termination of employment. For such purposes, the annual bonus shall not be less than the average annual bonus received for the preceding three years (if Executive has not yet received bonuses for three years, he shall receive not less than a prorated portion of the average of the bonuses received).

SECTION 5.04. Benefits. Except as otherwise required by mandatory provisions of law, all of the Executive’s rights to fringe and other benefits under this Agreement or otherwise, if any, accruing after the termination of the Employment Period as a result of a Justified Termination will cease upon such Justified Termination. Notwithstanding the foregoing, if such Justified Termination is a result of a Permanent Disability or if the Employment Period is terminated as a result of an Unjustified Termination, the Executive shall continue to receive his major medical insurance coverage benefits from the Company’s plan in effect at the time of such termination for a period equal to the lesser of (i) twelve (12) months after the Date of Termination, and (ii) until the Executive is provided by another employer with benefits substantially comparable (with no pre-existing condition limitations) to the benefits provided by such plan.

SECTION 5.05. Notice of Termination and Opportunity to Cure. Any termination by the Company for Permanent Disability or Cause or without Cause or by the Executive for Good Reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the date the termination is to take effect (consistent with the terms of this Agreement), the specific termination provision in this Agreement relied upon and, for a termination for Permanent Disability or for Cause or for a resignation for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated. It shall be a condition precedent to the Executive’s right to terminate employment for Good Reason that (i) the Executive shall first have given the Company written notice that an event or condition constituting Good Reason has occurred within ninety (90) days after such occurrence, and any failure to give such written notice within such period will result in a waiver by the Executive of his right to terminate for Good Reason as a result of such event or condition, and (ii) a period of thirty (30) days from and after the giving of such written notice shall have elapsed without the Company having effectively cured or remedied such occurrence during such 30-day period, unless such occurrence cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional fifteen (15) days) provided that the Company has made and continues to make a diligent effort to effect such remedy or cure.

SECTION 5.06. Date of Termination. “Date of Termination” shall mean (a) if the Employment Period is terminated as a result of a Permanent Disability, five (5) days after a Notice of Termination is given, (b) if the Employment Period is terminated by the Executive for Good Reason, the date specified in the Notice of Termination consistent with the terms hereof, (c) if the Employment Period terminates due to expiration of the term of this Agreement, the date the term expires, and (d) if the Employment Period is terminated for any other reason (including for Cause), the date designated by the Company in the Notice of Termination, which date shall be a date on or following the date of such Notice of Termination.

ARTICLE 6

CONFIDENTIAL INFORMATION

SECTION 6.01. Nondisclosure and Nonuse of Confidential Information. The Executive will not disclose or use at any time during or after the Employment Period any Confidential Information of which the Executive is or becomes aware, whether or not such Confidential Information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance of duties assigned to the Executive pursuant to this Agreement. Under all circumstances and at all times, the Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft.

ARTICLE 7

INTELLECTUAL PROPERTY

SECTION 7.01. Ownership of Intellectual Property. In the event that the Executive as part of his activities on behalf of the Company generates, authors or contributes to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company as now or hereinafter conducted (collectively, “Intellectual Property”), the Executive acknowledges that such Intellectual Property is the sole and exclusive property of the Company and hereby assigns all right title and interest in and to such Intellectual Property to the Company. Any copyrightable work prepared in whole or in part by the Executive during the Employment Period will be deemed “a work made for hire” under Section 201(b) of the United States Copyright Act of 1976, as amended, and the Company will own all of the rights comprised in the copyright therein. The Executive will promptly and fully disclose all Intellectual Property and will cooperate with the Company to protect the Company’s interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of Executive’s employment hereunder).

ARTICLE 8

DELIVERY OF MATERIALS UPON TERMINATION OF EMPLOYMENT

SECTION 8.01. Delivery of Materials upon Termination of Employment. As requested by the Company, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all property of the Company in the Executive’s possession or within his control, including, without limitation, all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property), irrespective of the location or form of such property and, if requested by the Company, will provide the Company with written confirmation that all such property have been delivered to the Company.

ARTICLE 9

NONCOMPETITION AND NONSOLICITATION

SECTION 9.01. Noncompetition. The Executive acknowledges that during his employment with the Company, he will become familiar with trade secrets and other Confidential Information concerning the Company and its Affiliates and their respective predecessors, and that his services will be of special, unique and extraordinary value to the Company. In addition, the Executive hereby agrees that at any time during the Employment Period, and for a period ending one (1) year after the termination of the Executive’s employment  (the “Noncompetition Period”), he will not directly or indirectly own, manage, control, participate in, consult with, render services for or in any manner engage in any business competing with the businesses of the Company or its Affiliates as such businesses exist or are in process as of the date of termination, within any geographical area in which the Company or its Affiliates engage or plan to engage in such businesses. It shall not be considered a violation of this Section 9.01 for the Executive to be a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

SECTION 9.02. Nonsolicitation. The Executive acknowledges that during his employment with the Company, he will become familiar with trade secrets and other Confidential Information concerning the Company, its Affiliates and their respective predecessors, and that his services will be of special, unique and extraordinary value to the Company. The Executive hereby agrees that (a) during the Employment Period and for a period of one (1) year after the date of termination of employment (the “Nonsolicitation Period”) the Executive will not, directly or indirectly, induce or attempt to induce any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates, or in any way interfere with the relationship between the Company or its Affiliates and any employee thereof or otherwise employ or receive the services of any individual who was an employee of the Company or its Affiliates at the Date of Termination or within the six-month period prior thereto, and (b) during the Nonsolicitation Period, the Executive will not induce or attempt to induce any customer, supplier, client, insured, reinsured, reinsurer, broker, licensee or other business relation of the Company or its Affiliates to cease doing business with the Company or its Affiliates.

SECTION 9.03. Enforcement. If, at the enforcement of Sections 9.01 or 9.02, a court holds that the duration or scope stated therein are unreasonable under circumstances then existing, the parties agree that the maximum duration and scope reasonable under such circumstances will be substituted for the stated duration or scope and that the court will be permitted to revise the restrictions contained in this Article 9 to cover the maximum duration and scope permitted by law.

ARTICLE 10

EQUITABLE RELIEF

SECTION 10.01. Equitable Relief. The Executive acknowledges that (a) the covenants contained herein are reasonable, (b) the Executive’s services are unique, and (c) a breach or threatened breach by him of any of his covenants and agreements with the Company contained in Sections 6.01, 7.01, 8.01, 9.01 or 9.02 could cause irreparable harm to the Company for which it would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Company may have at law, in the event of an actual or threatened breach by the Executive of his covenants and agreements contained in Sections 6.01, 7.01, 8.01, 9.01 or 9.02, the Company shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.

ARTICLE 11

EXECUTIVE REPRESENTATIONS

SECTION 11.01. Executive Representations. The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (b) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other Person that affects his right or ability to perform the duties contemplated by this Agreement, (c) the Executive did not, while working for any employer other than the Company:  solicit his fellow employees to leave their employment and work with him at the Company; or solicit clients, or potential clients, of such employer, for the Company; or take any type of information that is proprietary information of such employer, and (d) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

SECTION 11.02. Company Representations. The Company hereby represents and warrants to the Executive that (a) all acts required to be taken to authorize, deliver and perform this Agreement and the obligations of the Company provided for hereunder have been duly taken; and (b) upon the execution and delivery of this Agreement by the Company, this Agreement will be valid and binding obligation of the Company, enforceable in accordance with its terms.

ARTICLE 12

MISCELLANEOUS

SECTION 12.01. Remedies. The Company will have all rights and remedies set forth in this Agreement, all rights and remedies which the Company has been granted at any time under any other agreement or contract and all of the rights which the Company has under any law. The Company will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. There are currently no disciplinary or grievance procedures in place, there is no collective agreement in place, and there is no probationary period.

SECTION 12.02. Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the Executive. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties.

SECTION 12.03. Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, provided that the Executive may not assign his rights or delegate his obligations under this Agreement without the written consent of the Company.

SECTION 12.04. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

SECTION 12.05. Counterparts. This Agreement may be executed simultaneously in two counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

SECTION 12.06. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

SECTION 12.07. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be delivered personally by hand, by electronic transmission (with a copy following by hand or by overnight courier), by registered or certified mail, postage prepaid, return receipt requested, or by overnight courier service (charges prepaid). Communications delivered personally by hand shall be deemed received on the date when delivered personally to the recipient; communications sent by electronic means shall be deemed received one (1) business day after the sending thereof; communications sent by registered or certified mail shall be deemed received four (4) business days after the sending thereof; and communications delivered by overnight courier shall be deemed received one (1) business day after the date when sent to the recipient. Such notices, demands and other communications will be sent to the Executive and to the Company at the addresses set forth below.

If to the Executive:	To the last address delivered to the Company by the Executive in the manner set forth herein.

With a Copy to:	Warshaw Burstein Cohen Schlesinger & Kuh, LLP
555 Fifth Avenue
New York, NY 10017
Attention: Frederick R. Cummings, Jr., Esq.
Tel: (212) 984-7807
Fax: (212) 972-9150
Email: fcummings@wbcsk.com

If to the Company:	Arch Capital Group Ltd.
Wessex House, 4th Floor
45 Reid Street
Hamilton HM 12, Bermuda
Attention: Secretary
Tel: (441) 278-9250
Fax: 441-278-9255
Email: Dawna.Ferguson@conyersdillandpearman.com

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

SECTION 12.08. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

SECTION 12.09. 409A. It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (and any regulations and guidelines issued thereunder), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure to act, pursuant to this Section 12.09 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A of the Code.

Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of his “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account the applicable provisions of Treasury Regulation Section 1.409A-1(b)(9)(iii)), the portion, if any, of such payment so required to be delayed shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his “separation from service” or (ii) the date of his death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A of the Code. In no case will compliance with this Section by the Company constitute a breach of the Company’s obligations under this Agreement.

With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries provided for herein that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

SECTION 12.10. Excess Parachute Payments.

(a)                                  Notwithstanding any other provision of this Agreement, in the event that the amount of payments or other benefits payable to the Executive under this Agreement (including, without limitation, the acceleration of any payment or the accelerated vesting of any payment or other benefit), together with any payments, awards or benefits payable under any other plan, program, arrangement or agreement maintained by the Company or one of its Affiliates, would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code), the payments under Section 5.02 of this Agreement shall be reduced (by the minimum possible amounts) until no amount payable to the Executive under this Agreement constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code); provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to the Executive resulting from the receipt of such payments with such reduction.

(b)                                 All determinations required to be made under this Section 12.10, including whether a payment would result in an “excess parachute payment” and the assumptions to be utilized in arriving at such determinations, shall be made by an accounting firm designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive as requested by the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company. Absent manifest error, all determinations made by the Accounting Firm under this Section 12.10 shall be final and binding upon the Company and the Executive.

SECTION 12.11. No Third Party Beneficiary. This Agreement will not confer any rights or remedies upon any person other than the Company, the Executive and their respective heirs, executors, successors and assigns.

SECTION 12.12. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof. This Agreement shall serve as a written statement of employment for purposes of Section 6 of the Bermuda Employment Act 2000.

SECTION 12.13. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word “including” in this Agreement means including without limitation and is intended by the parties to be by way of example rather than limitation.

SECTION 12.14. Survival. Sections 3.04, 5.02, 5.03, 5.04, 6.01, 7.01, 8.01 and Articles 9, 10, 11 and 12 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

SECTION 12.15. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

SECTION 12.16. Jurisdiction. The parties agree to the nonexclusive jurisdiction of the federal and state courts situated in New York County, New York, for the resolution of any dispute arising under this Agreement or under any share-based award agreements between the Company and the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

ARCH CAPITAL GROUP LTD.

By:	/s/ Constantine Iordanou
Name: Constantine Iordanou
Title: President and Chief Executive Officer

/s/ John C.R. Hele
John C.R. Hele

Exhibit A

ARCH CAPITAL GROUP LTD.
Non-Qualified Stock Option Agreement

FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Arch Capital Group Ltd. (the “Company”), a Bermuda company, hereby grants to John C.R. Hele, an employee of the Company on the date hereof (the “Option Holder”), the option to purchase common shares, $0.01 par value per share, of the Company (“Shares”), upon the following terms:

WHEREAS, the Option Holder has been granted the following award under the Company’s 2007 Long Term Incentive and Share Award Plan (the “Plan”);

(a)                                  Grant.  The Option Holder is hereby granted an option (the “Option”) to purchase 40,000 Shares (the “Option Shares”) pursuant to the Plan, the terms of which are incorporated herein by reference.  The Option is granted as of April 1, 2009 (the “Date of Grant”) and such grant is subject to the terms and conditions herein and the terms and conditions of the applicable provisions of the Plan.  This Option shall not be treated as an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended.  In the event of any conflict between this Agreement and the Plan, the Plan shall control.

(b)                                 Status of Option Shares.  Upon issue, the Option Shares shall rank equally in all respects with the other Shares.

(c)                                  Option Price.  The purchase price for the Option Shares shall be, except as herein provided, $           per Option Share, hereinafter sometimes referred to as the “Option Price,” payable immediately in full upon the exercise of the Option.

(d)                                 Term of Option.  The Option may be exercised only during the period (the “Option Period”) set forth in paragraph (f) below and shall remain exercisable until the tenth anniversary of the Date of Grant.  Thereafter, the Option Holder shall cease to have any rights in respect thereof.  The right to exercise the Option shall be subject to sooner termination as provided in paragraph (j) below.

(e)                                  No Rights of Shareholder.  The Option Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or in equity.

(f)                                    Exercisability.  Except as otherwise set forth in paragraph (j) below, the Option shall become exercisable in three equal annual installments on the first, second and third anniversaries of the Date of Grant, in each case subject to paragraph (j) below.  Subject to paragraph (j) below, the Option may be exercised at any time or from time to time during the Option Period in regard to all or any portion of the Option which is then exercisable, as may be adjusted pursuant to paragraph (g) below.

(g)                                 Adjustments for Recapitalization and Dividends.  In the event that, prior to the expiration of the Option, any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other such change affects the Shares such that they are increased or decreased or changed into or exchanged for a different number or kind of shares, other securities of the Company or of another corporation or other consideration, then in order to maintain the proportionate interest of the Option Holder and preserve the value of the Option, (i) there shall automatically be substituted for each Share subject to the unexercised Option the number and kind of shares, other securities or other consideration (including cash) into which each outstanding Share shall be changed or for which each such Share shall be exchanged, and (ii) the exercise price shall be increased or decreased proportionately so that the aggregate purchase price for the Shares subject to the unexercised Option shall remain the same as immediately prior to such event.

(h)                                 Nontransferability.  The Option, or any interest therein, may not be assigned or otherwise transferred, disposed of or encumbered by the Option Holder, other than by will or by the laws of descent and distribution.  During the lifetime of the Option Holder, the Option shall be exercisable only by the Option Holder or by his or her guardian or legal representative.  Notwithstanding the foregoing, the Option may be transferred by the Option Holder to members of his or her “immediate family “ or to a trust or other entity established for the exclusive benefit of solely one or more members of the Option Holder’s “immediate family.”  Any Option held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to the transfer, except that the Option will be transferable by the transferee only by will or the laws of descent and distribution.  For purposes hereof, “immediate family” means the Option Holder’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brother and sisters), in laws, and relationships arising because of legal adoption.

(i)                                     Exercise of Option.  In order to exercise the Option, the Option Holder shall submit to the Company an instrument specifying the whole number of Option Shares in respect of which the Option is being exercised, accompanied by payment, in a manner acceptable to the Company (which shall include a broker assisted exercise arrangement), of the Option Price for the Option Shares for which the Option is being exercised.  Payment to the Company in cash or Shares already owned by the Option Holder (provided that the Option Holder has owned such Shares for a minimum period of six months or has purchased such Shares on the open market) and having a total Fair Market Value equal to the exercise price, or in a combination of cash and such Shares, shall be deemed acceptable for purposes hereof.  Option Shares will be issued accordingly by the Company, and a share certificate dispatched to the Option Holder within 30 days.

The Company shall not be required to issue fractional Shares upon the exercise of the Option. If any fractional interest in a Share would be deliverable upon the exercise of the Option in whole or in part but for the provisions of this paragraph, the Company, in lieu of delivering any such fractional share therefor, shall pay a cash adjustment therefor in an amount equal to their Fair Market Value multiplied by the fraction of the fractional share which would otherwise have been issued hereunder.  Anything to the contrary herein notwithstanding, the Company shall

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not be obligated to issue any Option Shares hereunder if the issuance of such Option Shares would violate the provision of any applicable law, in which event the Company shall, as soon as practicable, take whatever action it reasonably can so that such Option Shares may be issued without resulting in such violations of law.

(j)                                     Termination of Service.

1.                                       In the event the Option Holder ceases to be an employee of the Company due to his death or Permanent Disability (as defined in the Employment Agreement, dated as of October     , 2008, between the Option Holder and the Company, the “Employment Agreement”), the Option, to the extent not already exercisable in full, shall become immediately exercisable in full and shall continue to be exercisable by the Option Holder (or his Beneficiary or estate in the event of his death) for a period of three years following such termination of employment (but not beyond the Option Period).

2.                                       In the event of termination of employment (other than by the Company for Cause, as such term is defined in the Employment Agreement after the attainment of Retirement Age (as defined in the Company’s Incentive Compensation Plan on the date hereof), the Option shall continue to become exercisable on the schedule set forth in paragraph (f) above so long as the Option Holder does not engage in any activity in competition with any activity of the Company or any of its Subsidiaries other than serving on the board of directors (or similar governing body) of another company or as a consultant for no more than 26 weeks per calendar year (“Competitive Activity”) and shall continue to be exercisable by the Option Holder (or his Beneficiary or estate in the event of his death) for the remainder of the Option Period.  In the event the Option Holder engages in a Competitive Activity, (A) the Option, to the extent then exercisable, may be exercised for 30 days following the date on which the Option Holder engages in such Competitive Activity (but not beyond the Option Period) and (B) the Option, to the extent then not exercisable, shall be immediately forfeited.

3.                                       In the event the Option Holder ceases to be an employee of the Company after a Change in Control (as defined below) due to termination (A) by the Company not for Cause or (B) by the Option Holder for Good Reason (as defined in the Employment Agreement), in either case, on or before the second anniversary of the occurrence of the Change in Control, the Option, to the extent not already exercisable in full, shall become immediately exercisable in full and shall continue to be exercisable by the Option Holder for a period of 90 days following such termination of employment (but not beyond the Option Period).

4.                                       In the event that the Option Holder ceases to be an employee of the Company for any other reason, except due to a termination of the Option Holder’s employment by the Company for Cause, (A) the Option, to the extent then exercisable, may be exercised for 90 days following termination of employment (but not beyond the Option Period) and (B) the Option, to the extent then not exercisable, shall be immediately forfeited; provided that, in the event of a Redundancy (as defined below), the Committee,

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 in its sole discretion, may, in accordance with its authority under the Plan, determine that the Option, to the extent not exercisable, shall become exercisable and shall continue to be exercisable by the Option Holder for a period of 90 days following such termination of employment (but not beyond the Option Period).

5.             In the event of a termination of the Option Holder’s employment for Cause, the Option shall immediately cease to be exercisable and shall be immediately forfeited.

6.             For purposes of this Option, service with any of the Company’s Subsidiaries (as defined in the Plan) shall be considered to be service with the Company.

7.             “Change in Control” shall mean:

(A)    any person (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a Permitted Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing 50% or more of the total voting power or value of all the then outstanding Voting Securities; or

(B)     the individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Board”) together with those who become directors subsequent to such date and whose recommendation, election or nomination for election to the Board was approved by a vote of at least a majority of the directors then still in office who either were directors as of such date or whose recommendation, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board; or

(C)     the consummation of a merger, consolidation, recapitalization, liquidation, sale or disposition by the Company of all or substantially all of the Company’s assets, or reorganization of the Company, other than any such transaction which would (x) result in more than 50% of the total voting power and value represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the former shareholders of the Company and (y) not otherwise be deemed a Change in Control under subparagraphs (A) or (B) of this paragraph.

“Permitted Persons” means (A) the Company; (B) any Related Party; (C) Warburg Pincus or any of its subsidiaries or any investment funds managed or controlled by Warburg Pincus or any of its subsidiaries; or (D) any group (as defined in Rule 13b-3 under the Exchange Act) comprised of any or all of the foregoing.

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“Related Party” means (A) a majority-owned subsidiary of the Company; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned subsidiary of the Company; or (C) any entity, 50% or more of the voting power of which is owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of Voting Securities immediately prior to the transaction.

“Voting Security” means any security of the Company which carries the right to vote generally in the election of directors.

8.                     “Redundancy” shall mean termination of employment by the Company due to its need to reduce the size of its workforce, including due to closure of a business or a particular workplace or change in business process.  Whether a termination of employment is due to a “redundancy” shall be determined by the Committee in its sole and absolute discretion, such determination being final and binding on all parties hereto and all persons claiming through, in the name of or on behalf of such parties.

(k)                                  Obligations as to Capital.  The Company agrees that it will at all times maintain authorized and unissued share capital sufficient to fulfill all of its obligations under the Option.

(l)                                     Transfer of Shares.  The Option, the Option Shares, or any interest in either, may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable United States federal and state securities laws and the terms and conditions hereof.

(m)                               Expenses of Issuance of Option Shares.  The issuance of stock certificates upon the exercise of the Option in whole or in part, shall be without charge to the Option Holder.  The Company shall pay any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the exercise of the Option in whole or in part or the resulting issuance of the Option Shares.

(n)                                 Withholding.  No later than the date of exercise of the Option granted hereunder, the Option Holder shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Option and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Option Holder, federal, state and local taxes of any kind required by law to be withheld upon the exercise of such Option.

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(o)                                 References.  References herein to rights and obligations of the Option Holder shall apply, where appropriate, to the Option Holder’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Option.

(p)                                 Notices.  Any notice required or permitted to be given under this agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Arch Capital Group Ltd.:

Wessex House
45 Reid Street
Hamilton HM 12 Bermuda
Attn:  Secretary

If to the Option Holder:

The last address delivered to the Company by the Option Holder in the manner set forth herein.

(q)              Governing Law.  This agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to principles of conflict of laws thereof.

(r)                 Entire Agreement.  This agreement and the Plan constitute the entire agreement among the parties relating to the subject matter hereof, and any previous agreement or understanding among the parties with respect thereto is superseded by this agreement and the Plan.

(s)               Counterparts.  This agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this agreement as of the Date of Grant.

ARCH CAPITAL GROUP LTD.

By:
Name:
Title:

John C.R. Hele

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Exhibit B

ARCH CAPITAL GROUP LTD.
Restricted Share Agreement

THIS AGREEMENT, dated as of April 1, 2009, between Arch Capital Group Ltd. (the “Company”), a Bermuda company, and John C.R. Hele (the “Employee”).

WHEREAS, the Employee has been granted the following award under the Company’s 2007 Long Term Incentive and Share Award Plan (the “Plan”);

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows.

1.                                       Award of Shares.  Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Employee is hereby awarded 25,000 Restricted Shares (the “Award”), subject to the terms and conditions herein set forth. Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

2.                                       Terms and Conditions.  It is understood and agreed that the Award of Restricted Shares evidenced hereby is subject to the following terms and conditions:

(a)                                  Vesting of Award. Subject to Section 2(b) below and the other terms and conditions of this Agreement, this Award shall become vested in three equal annual installments on the first, second and third anniversaries of the date hereof. Unless otherwise provided by the Company, all dividends and other amounts receivable in connection with any adjustments to the Shares under Section 4(c) of the Plan shall be subject to the vesting schedule in this Section 2(a).

(b)                                 Termination of Service; Forfeiture of Unvested Shares.

(i)             In the event the Employee ceases to be an employee of the Company prior to the date the Restricted Shares otherwise become vested due to his or her death or Permanent Disability (as defined in the Employment Agreement, dated as of October     , 2008, between the Employee and the Company, the “Employment Agreement”), the Restricted Shares shall become immediately vested in full upon such termination of employment.

(ii)          In the event of termination of employment (other than by the Company for Cause, as such term is defined in the Employment Agreement) after the attainment of Retirement Age (as defined in the Company’s Incentive Compensation Plan on the date hereof), the Restricted Shares shall continue to vest on the schedule set forth in Section 2(a) above so long as the Employee does not engage in any activity in competition with any activity of the

Company or any of its Subsidiaries other than serving on the board of directors (or similar governing body) of another company or as a consultant for no more than 26 weeks per calendar year (“Competitive Activity”). In the event the Employee engages in a Competitive Activity, any unvested Restricted Shares shall be forfeited by the Employee and become the property of the Company.

(iii)                               In the event the Employee ceases to be an employee of the Company due to termination (A) by the Company not for Cause or (B) by the Employee for Good Reason (as defined in the Employment Agreement), the Restricted Shares, to the extent not already vested, shall become immediately vested in full upon such termination of employment.

(iv)                              If the Employee ceases to be an Employee of the Company for any other reason prior to the date the Restricted Shares become vested, the Award shall be forfeited by the Employee and become the property of the Company; provided that, in the event of a Redundancy (as defined below), the Committee, in its sole discretion, may, in accordance with its authority under the Plan, determine that the Restricted Shares, to the extent not vested, shall become vested upon such termination of employment.

(v)                                 For purposes of this Agreement, service with any of the Company’s Subsidiaries (as defined in the Plan) shall be considered to be service with the Company.

(vi)                                                “Redundancy” shall mean termination of employment by the Company due to its need to reduce the size of its workforce, including due to closure of a business or a particular workplace or change in business process.  Whether a termination of employment is due to a “redundancy” shall be determined by the Committee in its sole and absolute discretion, such determination being final and binding on all parties hereto and all persons claiming through, in the name of or on behalf of such parties.

(c)                                  Certificates.  Each certificate issued in respect of Restricted Shares awarded hereunder shall be deposited with the Company, or its designee, together with, if requested by the Company, a stock power executed in blank by the Employee, and shall bear a legend disclosing the restrictions on transferability imposed on such Restricted Shares by this Agreement (the “Restrictive Legend”). Upon the vesting of Restricted Shares pursuant to Section 2 hereof and the satisfaction of any withholding tax liability pursuant to Section 5 hereof, the certificates evidencing such vested Shares, not bearing the Restrictive Legend, shall be delivered to the Employee.

(d)                                 Rights of a Stockholder.  Prior to the time a Restricted Share is fully vested hereunder, the Employee shall have no right to transfer, pledge, hypothecate or

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otherwise encumber such Restricted Share. During such period, the Employee shall have all other rights of a stockholder, including, but not limited to, the right to vote and to receive dividends (subject to Section 2(a) hereof) at the time paid on such Restricted Shares.

(e)          No Right to Continued Employment. This Award shall not confer upon the Employee any right with respect to continuance of employment by the Company nor shall this Award interfere with the right of the Company to terminate the Employee’s employment at any time.

3.               Transfer of Shares. The Shares delivered hereunder, or any interest therein, may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable United States federal and state securities laws or any other applicable laws or regulations and the terms and conditions hereof.

4.               Expenses of Issuance of Shares. The issuance of stock certificates hereunder shall be without charge to the Employee. The Company shall pay any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) or by reason of the issuance of Shares.

5.               Withholding. No later than the date of vesting of (or the date of an election by the Employee under Section 83(b) of the Code with respect to) the Award granted hereunder, the Employee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such Award and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Employee, federal, state and local taxes of any kind required by law to be withheld.

6.               References.  References herein to rights and obligations of the Employee shall apply, where appropriate, to the Employee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

7.               Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

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If to the Company:

Arch Capital Group Ltd.
Wessex House, 4th Floor
45 Reid Street
Hamilton HM 12 Bermuda
Attn.: Secretary

If to the Employee:

To the last address delivered to the Company by the
Employee in the manner set forth herein.

8.                                       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to principles of conflict of laws.

9.                                       Entire Agreement. This Agreement and the Plan constitute the entire agreement among the parties relating to the subject matter hereof, and any previous agreement or understanding among the parties with respect thereto is superseded by this Agreement and the Plan.

10.                                 Counterparts.  This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ARCH CAPITAL GROUP LTD.

By:
Name:
Title:

John C.R. Hele

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